EXHIBIT 99.1
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Press Release                                             FOR IMMEDIATE  RELEASE


                    UNITED-GUARDIAN DECLARES ANNUAL DIVIDEND


         Hauppauge, NY, December 2, 2005 - United-Guardian, Inc. (AMEX:UG) announced today that at its meeting on December 1st the company's Board of Directors declared a dividend of $.22 per share, an increase of 22% over last year's $.18 per share annual dividend. This dividend, when added to the $.25 special dividend paid in June, brings the total dividends declared in FY-2005 to $.47 per share. The dividend will be paid on January 6, 2006 to all stockholders of record as of December 15, 2005.

              Ken Globus, President of United-Guardian, stated, "We are very pleased to be able to once again increase our annual dividend. The decision to do so was based not only on the very profitable year we have had so far, but also on our expectations of continuing profitability into the next fiscal year. We are continuing to maintain a very strong cash position, with more than adequate reserves for any near-term capital expenditures."

              Mr. Globus also noted that this is the tenth consecutive year that the company has paid a dividend to its stockholders, and that the dividend has increased in eight out of ten of those years.

              United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

                                                 Contact: Robert S. Rubinger
                                                          Public Relations
                                                          (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.